Exhibit 10.16.5

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
PERFORMANCE AWARD AGREEMENT
(2015 Long-Term Incentive Plan – Performance Shares with Cliff Vesting)
(Hybrid Agreement –1Exhibit 10.16.4
year performance and 3 year vesting)

You have been selected to be a recipient of an award opportunity under the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan (the “Plan”), as specified below:

GRANTEE:    [________________]
DATE OF GRANT:    [_______________]
AWARD OPPORTUNITY AT TARGET PERFORMANCE LEVEL: $____________________
PERFORMANCE PERIOD: [_________________________]
DATE OF LAPSE OF RESTRICTIONS/SETTLEMENT DATE: [Three-year anniversary of the date the Restricted Stock subject to the Award are granted to Grantee in accordance with Section 1 of this Agreement.]

THIS AWARD AGREEMENT, effective as of the Date of Grant set forth above (the “Agreement”), is between Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), and the Grantee named above, and is entered into pursuant to the provisions of the Plan (which is hereby incorporated herein by reference with the same effect as if set forth herein in full). All defined terms used, and not defined, herein shall have the meanings ascribed to them in the Plan. The parties hereto agree as follows:

1.    Stock subject to the award. The Grantee has been granted a right to acquire shares of Restricted Stock, upon and subject to the restrictions, terms and conditions set forth in this Agreement (including Exhibit A attached hereto) and the Plan. The Restricted Stock, to the extent earned in accordance with the performance-based conditions set forth on Exhibit A, shall be issued to the Grantee (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) by the March 15th immediately following the end of the Performance Period, and the Grantee shall vest in the Restricted Stock earned under this Agreement in accordance with Exhibit A, subject to the Grantee’s continuous employment with the Company or its Subsidiaries and Affiliates through (and including) the Date of Lapse of Restrictions. The time period between the date on which the shares of Restricted Stock subject to this Award are issued to the Grantee following the end of the Performance Period and the Date of Lapse of Restrictions is referred to as the “Restriction Period”.

Neither the performance-based or service-based conditions nor the Restricted Stock award shall impose upon the Company any obligation to retain Grantee in its employ for any given period or upon any specific terms of employment.

2. Performance-Based Conditions. Subject to the certification by the Committee and except as otherwise provided in this Agreement, the Grantee shall be issued the Restricted Stock based on the satisfaction of the performance-based conditions set forth on Exhibit A to this Agreement.

Exhibit 10.16.5

3.    Removal of Restrictions. Subject to applicable law and Board approved policies and except as otherwise provided herein and in the Plan, the Restricted Stock issued pursuant to this Agreement shall become freely transferable by Grantee after the Date of Lapse of Restrictions, subject to the Committee certifying the extent to which the “performance-based conditions” set forth in Exhibit A to this Agreement have been achieved and the Grantee remaining in continuous employment with the Company or its Subsidiaries and Affiliates through the Date of Lapse of Restrictions.

4.    Voting Rights and Dividends. During the Restriction Period and unless and until the Restricted Stock is forfeited, Grantee shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made. For the avoidance of doubt, Grantee shall have no rights as a stockholder of the Company prior to the issuance of the Restricted Stock to Grantee following the completion of the Performance Period.

5.    Termination of Employment.

(a) In the event that Grantee’s employment with the Company is terminated by the Company or the Grantee for any reason at all prior to the Date of Lapse of Restrictions, other than due to Grantee’s termination of employment after the completion of the Performance Period due to (i) death, (ii) Disability (as defined below), or (iii) termination by the Grantee due to Good Reason or by the Company without Cause, in the case of either such termination in clause (iii), within 24 months after the effective date of a Change in Control (a “CIC Qualifying Termination”), then the Restricted Stock issued and opportunity awarded under this Agreement shall be automatically and immediately forfeited by Grantee to the Company.

(b) In the event that the Grantee’s employment with the Company is terminated by the Company or the Grantee after the completion of the Performance Period but prior to the Date of Lapse of Restrictions due to (i) the Grantee’s death, (ii) termination of employment by the Company due to Grantee’s Disability, or (iii) a CIC Qualifying Termination then for Restricted Stock that has been issued, all restrictions on the grant or transferability of the Restricted Stock issued pursuant to this Agreement shall immediately lapse.

Any shares that vest pursuant to this Section 5 shall be freely transferable by Grantee and Grantee’s heirs and/or assigns, subject to applicable Federal and state securities laws and Board approved policies.

(c) For purposes of this Agreement, “Disability” shall mean a physical or mental condition arising out of injury or disease which the Company determines is permanent and prevents Grantee from engaging in any occupation with the Company commensurate with Grantee’s education, training and experience, excluding (i) any condition incurred as a result of or

Exhibit 10.16.5

incidental to a felonious act perpetrated by Grantee or (ii) any condition resulting from excessive use of drugs or narcotics or from willful self-inflicted injury.

6.     Certificate Legend. The Grantee understands and agrees that the Company shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any non-book entry certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Schweitzer-Mauduit International, Inc. 2015 Long-Term Incentive Plan (“Plan”), any rules of administration adopted pursuant to such Plan, and a Performance Award Agreement dated [________]. A copy of the Plan, such rules, and such Performance Award Agreement may be obtained from the Secretary of Schweitzer-Mauduit International, Inc.”

7.    Transferability. This award and the Restricted Stock issued under this Agreement shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of (“Transfer”) by Grantee, whether voluntarily or involuntarily, by operation of law or otherwise, prior to the Date of Lapse of Restrictions. If any Transfer, voluntary or involuntary, of this award or the Restricted Stock issued hereunder shall be made, then Grantee’s right to the award and the Restricted Stock shall immediately cease, terminate and be null and void, and Grantee shall promptly surrender to the Company any and all certificates evidencing the shares of Restricted Stock awarded under this Agreement.

8. Investment Representation. The Grantee hereby represents and covenants that any sale by Grantee of any shares acquired under this Agreement shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and, if requested by the Company, the Grantee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation is true and correct as of the date of any sale of any such share. As a further condition precedent to the delivery to the Grantee of any shares of Common Stock subject to the award, the Grantee shall comply with all regulations and requirements of any government or regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or Committee shall in its sole discretion deem necessary or advisable.

9. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities subject to the award shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete

Exhibit 10.16.5

liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

10. Administration. This Agreement and the rights of Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

11. Tax Matters. As a condition precedent to the vesting of the Restricted Stock and the delivery of the shares issued hereunder, the Grantee shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the award. If the Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Grantee. The Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of vested Common Stock which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, or (4) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

12. Miscellaneous.

(a)
This Agreement shall not confer upon Grantee any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)
Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan or this Agreement; provided, however, that no such termination, amendment, or modification of the Plan or this Agreement may materially impair the Grantee’s rights under this Agreement without Grantee’s consent.

Exhibit 10.16.5

(c)	This Agreement shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)	To the extent not preempted by Federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

(e) The award is intended to be exempt from Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and the award becomes vested and settled upon the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) and the Grantee is a “specified employee” (within the meaning of Section 409A of the Code), then the shares of Common Stock subject to this award shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service or (ii) the date of the Grantee’s death.

Exhibit 10.16.5

IN WITNESS THEREOF, the parties have caused the Agreement to be executed as of the Date of Grant.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

By: _________________________________________
Frédéric Villoutreix, Chairman and CEO
ATTEST:

____________________________
Honor Winks, Assistant Secretary

____________________________
Grantee

Exhibit 10.16.5

EXHIBIT A
Achievement Determination:
The payout level based on the extent to which the performance conditions are achieved shall be determined in accordance with the table set forth below. The Committee shall have the sole and absolute discretion to determine the achievement of the performance conditions and such determination shall be final and binding upon Grantee and his or her beneficiaries.

Achievement Level Attained(1)	Required Performance Levels	Percentage Award Earned(2)
Threshold	[_______________]	[___]%
Target	[_______________]	[___]%
Outstanding	[_______________]	[___]%
Maximum	[_______________]	[___]%

(1) If performance is between the threshold and maximum levels set forth above, then the payout shall be interpolated appropriately. No payout shall be made for performance below threshold.
(2)    The “Percentage of Award Earned” shall be determined by multiplying the “Award Opportunity at Target Performance Level” set forth on the first page of the Agreement by the percentage set forth in this column, interpolated for actual performance in accordance with footnote 1 to this table.

Performance Metrics for Measurement Period:

[INSERT DEFINITIONS OF PERFORMANCE METRICS.]